Exhibit 3.41

MC-212O92 Certificate Of Incorporation I, D. EVADNE EBANKS Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CMP. 22, that all requirements of the said Law in respect of registration were complied with by Vantage Deepwater Company an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 9th day of June Two Thousand Eight Given under my hand and Seal at George Town in the Island of Grand Cayman this 9th day of June Two Thousand Eight Assistant Registrar of Companies, Cayman Islands.